SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant          [X]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[ ] Preliminary Proxy Statement	[ ]	Confidential, for use of the
Commission only (as permit-
[X] Definitive Proxy Statement		ted by Rule 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12

SHORELINE FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

              [   ]       Fee paid previously with preliminary materials.

              [   ]       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

[LOGO]
SHORELINE FINANCIAL CORPORATION

823 Riverview Drive
Benton Harbor, Michigan 49022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of Shoreline Financial Corporation will be held at the Mendel Center at Lake Michigan College, 2755 E. Napier Avenue, Benton Harbor, Michigan, on Thursday, May 4, 2000, at 3:00 p.m. local time, for the following purposes:
1.	To elect directors.

2.	To consider and approve the Stock Incentive Plan of 2000.

3.	To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 6, 2000, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of Shoreline Common Stock on and after March 21, 2000.
By Order of the Board of Directors, /s/ James R. Milroy James R. Milroy President, Chief Operating Officer and Secretary

March 21, 2000

It is important that your shares be represented at the
meeting. Even if you expect to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT

SHORELINE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

May 4, 2000

          This Proxy Statement and the accompanying form of proxy are being furnished to holders of common stock ("Common Stock") of Shoreline Financial Corporation ("Shoreline" or the "Corporation") on and after March 21, 2000, in connection with the solicitation of proxies by the Shoreline Board of Directors for use at the annual meeting of Shoreline shareholders to be held on May 4, 2000, and at any adjournment of that meeting. The annual meeting will be held at the Mendel Center at Lake Michigan College, 2755 E. Napier Avenue, Benton Harbor, Michigan, at 3:00 p.m. local time.

          The purposes of the annual meeting are to consider and vote upon the election of directors and approval of the Stock Incentive Plan of 2000. If a proxy in the form distributed by Shoreline is properly signed and returned to Shoreline, the shares represented by that proxy will be voted at the annual meeting of Shoreline shareholders and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement and for approval of the Stock Incentive Plan of 2000. Shoreline management does not know of any other matter to be presented at the annual meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

          A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of Shoreline. A proxy also may be revoked by attending and voting at the annual meeting.

          Solicitation of proxies will be made initially by mail. Directors, officers and employees of Shoreline and Shoreline Bank may also solicit proxies in person or by telephone or other electronic medium without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by Shoreline.

Election of Directors

          The Board of Directors has nominated the following three persons for reelection to the Shoreline Board of Directors for terms expiring at the annual meeting to be held in 2003:

Nominees
Louis A. Desenberg
James R. Milroy
Jeffery H. Tobian

          Mr. Hanson will retire from the Board as of the date of the annual meeting. Seven other directors are serving terms that will expire in 2001 or 2002. It is the intent of the persons named in the accompanying proxy to vote for the election of the three nominees listed above. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Shoreline Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

          A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

Approval of Stock Incentive Plan of 2000

          The Board of Directors firmly believes that the Corporation's long-term interests are best advanced by aligning the interests of its key leaders and employees with the interests of its shareholders. Therefore, to attract and retain directors, officers and other management employees of exceptional abilities, and in recognition of the significant and extraordinary contributions to the long-term performance and growth of the Corporation and Shoreline Bank made by these individuals, on February 15, 2000, the Board of Directors adopted, subject to shareholder approval, the Stock Incentive Plan of 2000 (the "2000 Incentive Plan"). The 2000 Incentive Plan is intended to supplement the Corporation's Stock Incentive Plan of 1996 (the "1996 Plan"). Because the 1996 Plan has limited authorized shares remaining for future awards and does not provide for certain forms of equity-based compensation, the Board of Directors believes that the adoption and implementation of the 2000 Incentive Plan is now advisable in order to make additional shares available for stock option grants and restricted stock awards to officers and management employees and for stock option awards to non-employee directors of the Corporation and Shoreline Bank.

          The Board of Directors contemplates that the 2000 Incentive Plan would primarily be used to grant stock options to non-employee directors of Shoreline and Shoreline Bank and to grant stock options and restricted stock to officers of Shoreline and Shoreline Bank. However, the 2000 Incentive Plan would also permit grants of tax benefit rights if determined to be desirable to advance the purposes of the 2000 Incentive Plan. Stock options, restricted stock and tax benefit rights are referred to as "Incentive Awards" in this Proxy Statement. By combining in a single plan these types of incentives commonly used in long-term incentive compensation programs, it is intended that the 2000 Incentive Plan would provide significant flexibility to the Organization, Compensation and Stock Option Committee of the Board of Directors (the "Committee"). This flexibility would allow the Committee to tailor specific long-term incentives that would best promote the objectives of the 2000 Incentive Plan, and in turn promote the interests of the Corporation's shareholders.

          The following is a summary of the principal features of the 2000 Incentive Plan. The summary is qualified in its entirety by reference to the terms of the 2000 Incentive Plan, the complete text of which is attached as Appendix A to this Proxy Statement.

          Persons eligible to receive Incentive Awards under the 2000 Incentive Plan (with certain limitations discussed below) include non-employee directors of the Corporation and Shoreline Bank (currently 15 persons), corporate officers of the Corporation and Shoreline Bank (currently 73 persons), including those listed in the Summary Compensation Table presented in this Proxy Statement, and other employees (currently approximately 292 persons) of the Corporation and Shoreline Bank. Other individuals eligible to participate in the 2000 Incentive Plan may join the Corporation in the future. A maximum of 250,000 shares of Common Stock (subject to certain antidilution adjustments) will be available for Incentive Awards under the 2000 Incentive Plan. Shares to be issued under the 2000 Incentive Plan will be authorized and unissued shares. Because directors, officers and employees of the Corporation and Shoreline Bank may receive awards under the 2000 Incentive Plan, they may be considered to have an interest in the 2000 Incentive Plan. The 2000 Incentive Plan will not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be subject to the Employee Retirement Income Security Act of 1974.

          The 2000 Incentive Plan will be administered by the Committee. The Committee will be comprised of at least two directors and all of its members shall be "non-employee directors" as defined in Securities and Exchange Commission Rule 16b-3. The Board of Directors, in its discretion, may also require that the members of the Committee be "outside directors" as defined in the regulations issued pursuant to Section 162(m) of the Code. The Committee would make determinations, subject to the terms of the 2000 Incentive Plan, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant, and all other determinations necessary or advisable for administration of the 2000 Incentive Plan. The Committee could amend the terms of Incentive Awards granted under the 2000 Incentive Plan from time to time in a manner consistent with the 2000 Incentive Plan; provided, that no amendment would be effective relating to a particular Incentive Award without the consent of the relevant participant, except to the extent the amendment operated solely to the benefit of the participant.

          Under the 2000 Incentive Plan, non-employee directors of Shoreline and Shoreline Bank would automatically receive annual awards of stock options. An award of such options would be made to each person who continues to serve as a director of Shoreline or Shoreline Bank at the close of the annual meeting of shareholders for the applicable corporation on the date of the annual meeting of the Corporation or Shoreline Bank. Each such option would entitle the recipient to purchase a number of shares of the Corporation's Common Stock that have, on the date of the award, a market value equal to the annual cash retainer fees payable to the applicable director in effect on the date of the award. The exercise price of each such option would be the market value of the Corporation's Common Stock on the date of grant. If the same person served as a director of both Shoreline and Shoreline Bank, the person would only receive one option to purchase a number of shares of Common Stock that have a market value equal to the amount of the highest single cash retainer fee payable by either Shoreline or Shoreline Bank.

          Because the number of non-employee directors and the market value of Common Stock on the date of each annual meeting cannot presently be determined, the benefits or amounts that would be received by the non-employee directors under the 2000 Incentive Plan also are not determinable. However, if the 2000 Incentive Plan had been in effect for the year ended December 31, 1999, the benefits for non-employee directors under the 2000 Incentive Plan would have been as follows:

NEW PLAN BENEFITS

Stock Incentive Plan of 2000
Position	Dollar Value at March 17, 2000(1)	Number of Securities Underlying Options(2)

Non-Executive Director Group (15 persons)	$ --	5,205

________________________
(1)

The dollar value of a stock option is determined by calculating the spread between the exercise price of the option and the current value of the Corporation's Common Stock. In this table, the dollar value is calculated as the difference between the market value of Common Stock on May 13, 1999 (the date of the 1999 annual meetings) and market value of Common Stock as of March 17, 2000.

(2)	Includes stock options to purchase 347 shares of Common Stock for each of the 15 persons who served as non-employee directors as of the close of the annual meetings on May 13, 1999.

Such options would be issued for a term of five years and would include such other terms as are normally included in options issued to officers of Shoreline and Shoreline Bank. The Board of Directors could not amend the formula provisions for such awards more than once every six months, except as necessary to comply with changes in laws or regulations. Non-employee directors could pay the exercise price for such options in any manner permitted for exercises by other participants in the 2000 Incentive Plan. Such options would not qualify as Incentive Stock Options.

          Under current federal income tax laws, neither Shoreline nor the non-employee directors would recognize any income or deduction at the time a stock option is granted. When a non-employee director exercised a stock option, he or she would recognize self-employment income in the year of exercise equal to the difference between the stock option price and the fair market value of the shares acquired on the date of exercise. The Corporation would receive a corresponding deduction of this amount for federal income tax purposes. The non-employee director's tax basis in the shares acquired would be increased by the amount of self-employment income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain (or loss).

          Under the 2000 Incentive Plan, officers and employees may be granted stock options. A stock option is the right to purchase a specified number of shares of Common Stock for a stated price at specified times. Certain stock options that may be granted to employees under the 2000 Incentive Plan may qualify as incentive stock options as defined in Section 422(b) of the Code ("Incentive Stock Options"). Other stock options will not be Incentive Stock Options within the meaning of the Code. Stock options may be granted at any time prior to the termination of the 2000 Incentive Plan according to its terms or by action of the Committee.

          The Committee will set forth the terms of individual grants of stock options in stock option agreements, which will contain such terms and conditions, consistent with the provisions of the 2000 Incentive Plan, as the Committee determines to be appropriate. These restrictions may include vesting requirements to encourage long-

term ownership of shares. The Corporation will receive no consideration upon the award of options. The option price per share will be determined by the Committee; provided, that the option price for an Incentive Stock Option will be a price equal to or higher than the "market value" of Shoreline Common Stock on the date of grant. "Market value" means the last reported sales price of shares of Common Stock as reported on The Nasdaq Stock Market on the date of grant, or if no shares were traded on that date, the last preceding date on which shares were traded. On March 17, 2000, the last reported sales price of Common Stock on The Nasdaq Stock Market was $16 per share.

          When exercising all or a portion of an option, a participant may pay the exercise price with cash or, with the consent of the Committee, shares of Common Stock. If shares of Common Stock are used to pay the exercise price, a participant may use the value of shares received upon exercise for further exercises in a single transaction, permitting a participant to fully exercise an option with a relatively small initial cash or stock payment. The Committee may also authorize payment of all or a portion of the option price in the form of a promissory note or installments on such terms as the Committee may approve. The Board of Directors may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

          Although the term of each stock option will be determined by the Committee, no Incentive Stock Option will be exercisable under the 2000 Incentive Plan after 10 years from the date it was granted. Options generally will be exercisable for limited periods of time if an option holder is terminated from employment with the Corporation without cause, dies or becames disabled. If an option holder is terminated for cause, the option holder will forfeit all rights to exercise any outstanding options. Unless the Committee otherwise consents or the terms of the award provide otherwise, options granted to participants under the 2000 Incentive Plan may not be transferred except by will or by the laws of descent and distribution. No individual participant may be granted, during any calendar year, options to purchase more than 62,500 shares of Common Stock under the 2000 Incentive Plan. The Committee may permit an option holder to exercise an option for an extended period, which may not exceed the greater of either 3 years from the date of termination or the date on which the options expire by their terms, if (i) the option holder retires after age 62 or upon any other age determined by the Committee ("Normal Retirement"), or (ii) the option holder voluntarily terminates employment and the Committee determines the termination to be in the best interests of the Corporation ("Consensual Severance").

          Under current federal income tax laws, no income will be realized when an option is granted pursuant to the 2000 Incentive Plan. A participant exercising an Incentive Stock Option will not recognize income at the time of the exercise. The difference between the market value and the exercise price will, however, be a tax preference item for the purpose of calculating alternative minimum tax. Upon sale of the stock, so long as the participant held the stock for at least one year after the exercise of the option and at least two years after the grant of the option, the participant's basis will equal the option price, and the participant will pay tax on the difference between the sale price and the option price as capital gain, in which case the Corporation will not be entitled to any deduction for compensation income. If, prior to the expiration of either of the above holding periods, the participant sells shares acquired under an Incentive Stock Option, the tax deferral will be lost, and the participant will recognize compensation income equal to the difference between the option price and the fair market value of the shares sold at the time of exercise, but not more than the maximum amount that would not result in a loss on the disposition (generally the difference between the option price and the price at which the shares are sold). The Corporation will then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, will be recognized by the participant as short- or long-term capital gain.

          If a participant exercises stock options that are not Incentive Stock Options, the participant will recognize compensation income in the year of exercise equal to the difference between the stock option price and the fair market value of the shares on the date of exercise. The Corporation will receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired will be increased by the amount of compensation income recognized. Sale of the stock after exercise will result in recognition of short- or long-term capital gain (or loss).

          In addition to the authority to grant stock options, the 2000 Incentive Plan would allow the Committee to award restricted stock. Restricted stock would be subject to such terms and conditions, consistent with the provisions of the 2000 Incentive Plan, as the Committee from time to time may determine. As with stock option grants, the Committee will set forth the terms of individual awards of restricted stock in restricted stock agreements. If a participant's employment or director or officer status is terminated during the restricted period set by the Committee for any reason other than death or disability, or any additional reason as may be permitted by the Committee, then any shares of restricted stock still subject to restrictions will be forfeited. Unless the Committee provided otherwise in a restricted stock agreement, if a participant's employment or director or officer status is terminated during the restricted period by reason of death or disability, the restrictions on the participant's shares will terminate automatically as of the date of death or disability. The Committee, in its discretion, may provide that all or part of the restrictions on the restricted stock will lapse upon termination if the termination is by reason of Consensual Severance or Normal Retirement.

          Without Committee authorization, a recipient of restricted stock may not sell, exchange, transfer, pledge, assign, or otherwise dispose of such stock other than to the Corporation or by will or the laws of descent or distribution. In addition, the Committee may impose other restrictions on shares of restricted stock. However, holders of restricted stock will enjoy all other rights of shareholders with respect to restricted stock, including the right to vote restricted shares at shareholders' meetings and the right to receive all dividends paid with respect to restricted stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization or reorganization will be subject to the same terms, conditions and restrictions that are applicable to the restricted stock for which such shares are received.

          Generally, a participant will not recognize income upon the award of restricted stock. However, a participant will recognize compensation income on the value of restricted stock at the time the restricted stock vests (when the restrictions lapse). At the time the participant recognizes this compensation income, the Corporation will be entitled to a corresponding deduction for federal income tax purposes. If restricted stock is forfeited by a participant, the participant will not recognize income, and the Corporation would not receive a deduction. Prior to the lapse of the restrictions, dividends paid on restricted stock will be reported as compensation income to the participant, and the Corporation will receive a corresponding deduction.

          A participant may, within thirty days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurred. If the participant makes such an election, the amount of compensation income will be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock will be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after such an election will be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes an election as described above, the participant will not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, a participant will realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

          The Committee may also grant tax benefit rights under the 2000 Incentive Plan. As with options and restricted stock, the Committee will set forth the terms and conditions of tax benefit rights granted in written agreements. A tax benefit right entitles a participant to receive a cash payment from the Corporation or Shoreline Bank to encourage the participant to exercise his or her options. The amount of the payment may not exceed the amount calculated by multiplying the ordinary income, if any, realized by the participant for federal tax purposes as a result of the exercise of a non-Incentive Stock Option, or as a result of the disqualifying disposition of shares acquired under an Incentive Stock Option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the option or disqualifying disposition. Tax benefit rights may be granted only with respect to a stock option issued and outstanding or to be issued under the 2000 Incentive Plan or any prior plan of the Corporation. A participant may refuse the issuance of a tax benefit right if the effect of the tax benefit right would disqualify an Incentive Stock Option, change the date of the grant or exercise price or impair the participant's existing stock options.

          Because the specific officer and employee participants and the market value of Common Stock on the grant date cannot presently be determined, the benefits or amounts that will be received by participants under the 2000 Incentive Plan in the future are not determinable. Similarly, the benefits or amounts that would have been received by participants had the 2000 Incentive Plan been in effect during the last completed fiscal year also are not determinable.

          Upon the occurrence of a "change in control" of the Corporation (as defined in the 2000 Incentive Plan), all restricted stock immediately becomes fully vested and nonforfeitable. The Committee may provide in the restricted stock agreement that the number of shares that will automatically vest will be limited in value to the extent that any payments that are deemed "parachute payments" as defined in Section 280G(b)(2) of the Code would not be subject to the excise tax imposed by Section 4999 of the Code. The Committee may include in any other Incentive Award provisions that would accelerate any vesting or similar requirement upon a change in control of the Corporation, including provisions that require cash payments to participants in lieu of outstanding stock options.

          Whenever Incentive Awards are made under the 2000 Incentive Plan, the Corporation may withhold from any cash otherwise payable to the participant or require the participant to remit to the Corporation an amount sufficient to satisfy all applicable federal, state, and local withholding taxes. Withholding may be satisfied by withholding Common Stock to be received upon exercise of an option or the vesting of restricted stock or by delivery to the Corporation of shares of previously owned Common Stock.

          The Board of Directors may terminate the 2000 Incentive Plan at any time, and may from time to time amend the 2000 Incentive Plan as it considers proper and in the best interests of the Corporation, provided that no such amendment may impair any outstanding Incentive Award without the consent of the participant, except according to the terms of the Incentive Award. Subject to shareholder approval, the 2000 Incentive Plan will take effect on May 4, 2000 and, unless previously terminated by the Board of Directors, no award may be made under the 2000 Incentive Plan after May 3, 2010.

          The Corporation intends to register shares covered by the 2000 Incentive Plan under the Securities Act of 1933 before any Incentive Award vests or becomes exercisable.

          The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting on this proposal is required to approve the 2000 Incentive Plan. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as voted on this proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted. The Board of Directors has determined that the 2000 Incentive Plan is in the best interests of the Corporation and its shareholders. Unless specific instructions to the contrary are indicated, the shares represented by proxies received will be voted FOR approval of the 2000 Incentive Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
APPROVAL OF THE STOCK INCENTIVE PLAN OF 2000

Voting Securities

          Holders of record of Common Stock at the close of business on March 6, 2000 will be entitled to vote at the annual meeting of shareholders on May 4, 2000 and any adjournment of that meeting. As of March 6, 2000, there were 10,940,859 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted for shareholder action.

          The following table sets forth information concerning the number of shares of Common Stock held as of December 31, 1999 by the only shareholder who is known to Shoreline management to have been the beneficial owner of more than five percent of the outstanding shares of Common Stock as of that date:
	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

Shoreline Bank Trust Department 720 Pleasant Street St. Joseph, Michigan 49085(3)	1,045,807	296,416	1,342,223	12.22%

          The following table sets forth information concerning the number of shares of Common Stock held as of December 31, 1999 by each of Shoreline's directors and nominees for director, each of the named executive officers and all of Shoreline's directors, nominees for director and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power		Shared Voting or Dispositive Power(2)	Total Beneficial Ownership		Percent of Class

Richard D. Bailey, II	26,738	(4)	413	27,151	(4)	.25%
Louis A. Desenberg	10,280		34,472	44,752.41
Merlin J. Hanson	265,405		--	265,405		2.42
Thomas T. Huff	63,766		--	63,766.58
Wayne R. Koebel	9,307	(4)	--	9,307	(4)	.08
James E. LeBlanc	10,216		--	10,216.09
L. Richard Marzke	52,217		1,193	53,410.49
James R. Milroy	29,975	(4)	1,493	31,468	(4)
James F. Murphy	54,083		75,844	129,927		1.18
Dan L. Smith	75,809	(4)	27,004	102,813	(4)	.94
Robert L. Starks	93,573		43,851	137,424		1.25
Jeffery H. Tobian	248,413		1,020	249,433		2.27
James E. Tomczyk	1,903	(4)	--	1,903	(4)	.02
Ronald L. Zile	54,116		31,734	85,850.78

All directors and executive officers as a group	995,801	(4)	217,024	1,212,825	(4)	11.04%

__________________________
(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by Shoreline Bank are not included unless otherwise indicated. Shoreline and the directors and officers of Shoreline and Shoreline Bank disclaim beneficial ownership of shares held by Shoreline Bank in fiduciary capacities.

(2)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by Shoreline Bank are not included unless otherwise indicated. The directors and officers of Shoreline and Shoreline Bank may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Shoreline Bank to some degree, but disclaim beneficial ownership of these shares.

(3)

These numbers consist of shares held in various fiduciary capacities through the trust department of Shoreline Bank. Shoreline and the directors and officers of Shoreline and Shoreline Bank disclaim beneficial ownership of these shares.

(4)

These numbers include shares of restricted Common Stock and shares of Common Stock that may be acquired through the exercise of stock options within 60 days. The right to exercise stock options vests over a five-year period. The number of shares subject to stock options that may be exercised within 60 days after December 31, 1999 by each listed person is shown below:

Mr. Bailey	11,112
Mr. Koebel	--
Mr. Milroy	12,449
Mr. Smith	--
Mr. Tomczyk	--

All directors and executive officers as a group	23,561

Directors and Executive Officers

          Shoreline's Board of Directors is divided into three classes that are as nearly equal in number as possible. Each class of directors serves a successive three-year term of office. Three members of the present Board of Directors are standing for reelection to terms expiring in 2003.

          Biographical information concerning Shoreline's directors and executive officers, including the three nominees who are nominated for election to the Board of Directors at the annual meeting, is presented below. Except as otherwise indicated, all directors and executive officers have had the same principal employment for over five years. Except as otherwise indicated, all directors and executive officers have held their positions with Shoreline since 1987. All executive officers are appointed annually and serve at the pleasure of the Board of Directors.

          Nominees for Election to Terms Expiring in 2003

          Louis A. Desenberg (age 56) is a shareholder in the law firm of Desenberg & Colip, P.C. He has been a director of Shoreline Bank or its predecessors since 1978.

          James R. Milroy (age 39) has been a director and President and Chief Operating Officer of Shoreline and Shoreline Bank since June 15, 1999. Mr. Milroy has been Secretary of Shoreline since May 1998. Before that, Mr. Milroy had served as Executive Vice President of Shoreline since May 1997 and Senior Executive Vice President and Cashier of Shoreline Bank since May 1998. He previously served as Executive Vice President and Cashier of Shoreline Bank since May 1997, as Senior Vice President and Controller of Shoreline and Shoreline Bank or its predecessors from May 1993 until May 1997, and as Vice President and Controller of Shoreline and Shoreline Bank or its predecessors from 1990 until 1993.

          Jeffery H. Tobian (age 48) has been President of J.T. Investments, Inc., a personal investment company, since 1994. Before 1994, Mr. Tobian was the owner and President of Tobian Metals, Inc., a scrap metal company. Mr. Tobian has been a director of Shoreline since 1995.

          Directors with Terms Expiring in 2002

          James E. LeBlanc (age 57) retired in 1997 after serving as Chairman, President and Chief Executive Officer of Whirlpool Financial Corporation, a financial services company, and Corporate Vice President of Whirlpool Corporation, a manufacturer of kitchen and household appliances. He has been a director of Shoreline since 1993. Mr. LeBlanc has also been a director of Shoreline Bank or its predecessors since 1990.

          James F. Murphy (age 69) retired on December 31, 1992, after serving as Chairman of the Board and Chief Executive Officer of Shoreline since 1987 and as Chairman of the Board of Inter-City Bank since 1978. Mr. Murphy has been a director of Shoreline Bank or its predecessors since 1972.

          Robert L. Starks (age 68) is Chairman of Kerley & Starks Funeral Homes, Inc. He has been a director of Shoreline Bank or its predecessors since 1983.

          Directors with Terms Expiring in 2001

          Thomas T. Huff (age 57) is a partner in the law firm of Varnum, Riddering, Schmidt & Howlett LLP. He has been a director of Shoreline Bank or its predecessors since 1986.

          L. Richard Marzke (age 66) is President and Chief Executive Officer of Pri-Mar Petroleum, Inc., a wholesale and retail distributor of gasoline and other petroleum products and convenience store operator. He has been a director of Shoreline Bank or its predecessors since 1977.

          Dan L. Smith (age 64) is Chairman of the Board and Chief Executive Officer of Shoreline. Mr. Smith became Chairman of the Board and Chief Executive Officer on January 1, 1993, having previously served as President of the Corporation. Mr. Smith continued to serve as President until June 15, 1999. Mr. Smith was Secretary of Shoreline until 1992. Mr. Smith has served as Chairman of the Board and Chief Executive Officer of Shoreline Bank since May 27, 1994. Mr. Smith also served as President of Shoreline Bank from May 27, 1994 until June 15, 1999. Before May 27, 1994, Mr. Smith served as President of Inter-City Bank since 1978, Chief Executive Officer of Inter-City Bank since 1988, and a director of Inter-City Bank since 1972.

          Ronald L. Zile (age 67) retired on December 31, 1994, after serving as Vice Chairman of the Board of Shoreline since 1987 and Vice Chairman of the Board of Shoreline Bank since May 27, 1994. Before May 27, 1994, Mr. Zile served as President and Chief Executive Officer of Citizens Trust and Savings Bank since 1979, Chairman of the Board of Citizens Trust and Savings Bank since 1984 and a director of Citizens since 1978.

          Executive Officers Who Are Not Directors

          Richard D. Bailey, II (age 46) has been Senior Executive Vice President of Shoreline Bank since May 1998. Before May 1998, Mr. Bailey served as Executive Vice President, and before May 1997 as Senior Vice President, of Shoreline Bank or its predecessors since 1993.

          Wayne R. Koebel (age 53) is Executive Vice President, Chief Financial Officer and Treasurer of Shoreline. Mr. Koebel became Executive Vice President in August 1994. Before August 1994, Mr. Koebel served as Senior Vice President of Shoreline. Mr. Koebel became Treasurer in January 1993 and served as Secretary of Shoreline from 1993 until 1998. Mr. Koebel has been Executive Vice President and Chief Financial Officer of Shoreline Bank since May 1994 and served as Senior Vice President and Chief Financial Officer of Shoreline Bank's predecessors since 1986.

          James E. Tomczyk (age 48) has been Executive Vice President of Shoreline Bank since February 8, 1999. Before that, Mr. Tomczyk was First Vice President of NBD Bank. Mr. Tomczyk served in various capacities at NBD Bank since June 1976.

Board Committees and Meetings

          The Shoreline Board of Directors has four standing committees:

          Audit Committee. The Audit Committee is responsible for causing a suitable examination of the financial records and operations of Shoreline and Shoreline Bank to be made by the internal auditors of Shoreline and Shoreline Bank through a program of continuous internal audits. The Audit Committee recommends to Shoreline's Board of Directors independent certified public accountants for employment to examine the financial statements of Shoreline and make such additional examinations as the committee considers advisable. The Audit Committee also reviews reports of examination of Shoreline and Shoreline Bank received from regulatory authorities and reports to the Board of Directors at least once each calendar year the results of examinations made and such conclusions and recommendations as the committee considers appropriate. Directors Marzke, Starks and Zile presently serve on this committee. The Audit Committee met four times during 1999.

          Organization, Compensation and Stock Option Committee. The Organization, Compensation and Stock Option Committee administers Shoreline's Retirement Plan, Profit-Sharing/401(k) Plan and bonus plan. The Committee reviews key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the Board of Directors. The Committee also serves as Shoreline's Stock Option Committee and administers Shoreline's 1989 Stock Option Plan and Shoreline's 1996 Plan. In this capacity, the Committee determines the persons to be granted options, restricted stock and rights, the amount of stock to be granted to each such person and the terms of the options, restricted stock and rights to be granted. Directors who are also employees of Shoreline or Shoreline Bank may not serve on the Committee. Directors Hanson, LeBlanc and Marzke presently serve on the Committee. The Committee met two times during 1999.

          Nominating Committee. The Nominating Committee considers nominees for election as directors of Shoreline submitted by any shareholder of record. Any shareholder desiring to nominate a candidate for director must deliver a notice to the Secretary of Shoreline, not less than 120 days prior to the meeting, setting forth (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of Common Stock beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and serve; and (v) such other information regarding the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. Directors Hanson, Huff, Murphy and Smith presently serve on this committee. The Nominating Committee met once during 1999.

          Strategic Issues Committee. The Strategic Issues Committee investigates and considers issues related to business expansion, lines of business and corporate structure. Directors Hanson, Huff, Marzke, Milroy, Smith and Starks presently serve on this committee. The Strategic Issues Committee met two times during 1999.

          During 1999, the Shoreline Board of Directors held four regular meetings. All directors except Mr. Hanson attended at least 75 percent of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of Shoreline and persons who beneficially own more than 10 percent of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10 percent beneficial owners are required by Securities and Exchange Commission regulations to furnish Shoreline with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, Shoreline believes that, except as described below, all applicable Section 16(a) reporting and filing requirements were satisfied from January 1, 1999, through December 31, 1999. One report covering one transaction was filed late for Mr. Bailey. In addition, Mr. Desenberg inadvertently failed to report one exempt transaction during 1998, which was reported immediately upon discovery.

Organization, Compensation and Stock Option Committee Report on Executive Compensation

          The Committee administers benefit plans, reviews Shoreline's key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the Board of Directors. Directors who are also employees of Shoreline or Shoreline Bank and who may participate in the plans that the Committee administers may not serve on the Committee.

          Successful long-term financial performance and increasing shareholder value are Shoreline's primary corporate goals. Shoreline's executive compensation practices are intended to encourage successful financial performance and attract and retain talented key executives who are critical to the Corporation's long-term success.

          Shoreline's executive compensation program consists of three components: base salary, annual cash incentive bonus opportunities and long-term incentives through awards of stock options and restricted stock. In determining the levels of some components, the Committee considers corporate performance alone. In determining the levels of other components, such as base salary and annual cash incentive bonus opportunities, the Committee will consider a number of factors in addition to corporate performance.

          The Committee's primary goal in establishing base salary levels is to be competitive. The Committee establishes ranges for base salaries of executive officers by comparing the Corporation to other more or less comparable bank holding companies. In general, salaries paid to Shoreline executives have been closer to the median rather than either the high or low end of each range. Although corporate performance is considered by the committee in establishing base salary levels, corporate performance is not the most important factor. A discretionary assessment of job performance is another factor considered by the Committee in establishing base salary levels.

          Annual cash incentive bonuses are based upon performance at three levels: corporate, business unit and individual. The weighting of each level of assessment for each participant is approved annually by the Committee. During 1999, Mr. Smith's cash incentive bonus was based 100 percent on corporate performance; Mr. Milroy's incentive bonus was based 90 percent on corporate performance and 10 percent on individual performance; and the cash incentive bonus for the three other named executives was based 60 percent on corporate performance, 30 percent on business unit performance and 10 percent on individual performance. Target awards are established by the Committee for each participant in the cash incentive plan. Target awards range from 10 percent to 50 percent of base salary, with Mr. Smith being the only officer targeted at the 50 percent level.

          Long-term incentives are provided to reward executives for achieving the long-term goal of increasing shareholder value. In 1999, all of Shoreline's long-term incentives involved awards of restricted stock as stock ownership is considered important. Through stock ownership, the interests of executives are joined with those of the shareholders. Under Shoreline's Stock Incentive Plan of 1996, executives are rewarded for the enhancement of shareholder value through the increase in the value of shares received. During 1999, the Committee awarded 1,000 shares of restricted stock to Mr. Tomczyk. These shares vest, based upon corporate performance, over a five to seven year period.

          Shoreline generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed 10 percent of the applicable executive officer's annual salary and bonus.

          Dan L. Smith, Shoreline's Chairman and Chief Executive Officer during 1999, also serves as Chairman and Chief Executive Officer of Shoreline Bank. In determining Mr. Smith's base salary for 1999, the Committee acknowledged the effectiveness of Mr. Smith's leadership in directing corporate growth and in delivering consistently strong financial performance. The year ended 1998 represented the eighth consecutive year of record earnings per share, and return on shareholders' equity approximated 15 percent for the year. In setting his 1999 salary at $275,000, the Committee's goal was to make Mr. Smith's compensation comparable to that of chief executive officers of other high-performing bank holding companies with assets of $500 million to $1 billion. Mr. Smith's 1999 incentive bonus was based entirely on corporate performance as measured by Shoreline's return on equity. Mr. Smith was not awarded any stock options or any restricted stock during 1999.

          In 1993, Congress amended the federal Internal Revenue Code to add Section 162(m). Section 162(m) provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. Shoreline has examined its executive compensation policies in light of Section 162(m) and the regulations that have been issued by the Internal Revenue Service to implement that section. It is not expected that any portion of the Corporation's deductions for employee remuneration will be disallowed in 2000 or in future years by reason of actions expected to be taken in 2000.

          During 1999, all recommendations of the Committee were approved by the Board of Directors without modification.
Respectfully submitted, James E. LeBlanc, Chairman Merlin J. Hanson L. Richard Marzke

Stock Performance

          The following graph compares the cumulative total shareholder return on Shoreline Common Stock to the Standard & Poor's 500 Stock Index and the KBW 50 Index. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The Standard & Poor's 500 Stock Index and the KBW 50 Index both assume dividend reinvestment. Cumulative total return is measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.
STOCK PERFORMANCE GRAPH Five Year Cumulative Total Shareholder Return

The dollar values for total shareholder return plotted in the graph above are shown in the table below:
December 31,	Shoreline	KBW 50	S & P 500

1994	$ 100.0	$ 100.0	$ 100.0
1995	121.0	160.2	137.6
1996	162.1	226.6	169.2
1997	277.7	331.2	225.6
1998	300.3	358.6	290.1
1999	271.7	346.2	351.1

Compensation of Executive Officers and Directors

          The following table shows certain information concerning the compensation for services rendered during each of the three years in the period ended December 31, 1999, by the Chief Executive Officer and each other executive officer of Shoreline. Each executive officer was compensated by Shoreline Bank in the capacity indicated in the table.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation
				Awards
Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Restricted Stock Awards(4)	Number of Shares Underlying Options	All Other Compensation(5)
Dan L. Smith	1999	$290,000	$110,000	$ --	--	$13,947
Chairman of the Board	1998	289,000	116,875	180,000	--	13,861
and Chief Executive	1997	267,000	99,450	121,250	--	14,126
Officer of Shoreline
and Shoreline Bank

James R. Milroy	1999	137,500	57,038	--	--	12,864
President, Chief Operating	1998	106,104	42,460	120,000	--	11,214
Officer and Secretary of Shoreline	1997	89,750	35,685	121,250	--	9,897
and President and Chief Operating
Officer of Shoreline Bank

Richard D. Bailey, II	1999	120,000	35,450	--	--	12,253
Senior Executive Vice President	1998	110,000	40,590	120,000	--	11,751
of Shoreline Bank	1997	100,000	39,000	121,250	--	11,055

Wayne R. Koebel	1999	135,200	45,914	--	--	12,645
Executive Vice President,	1998	135,200	47,255	90,000	--	12,479
Chief Financial Officer	1997	130,000	50,700	121,250	--	12,680
and Treasurer of
Shoreline and Executive Vice
President and Chief Financial
Officer of Shoreline Bank

James E. Tomczyk	1999	87,500	30,659	25,500	--	--
Executive Vice President
of Shoreline Bank

____________________________________
(1)

Capacities indicated are those in which a majority of compensation was paid if capacities changed during the year. All of Shoreline's executive officers also serve as executive officers of Shoreline Bank.

(2)	Includes compensation deferred under Shoreline's Profit-Sharing/401(k) Plan and director fees paid by Shoreline and Shoreline Bank to Mr. Smith and Mr. Milroy.

(3)	Includes compensation deferred under Shoreline's Profit-Sharing/401(k) Plan.

(4)

The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Shoreline's 1999 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares at the end of Shoreline's 1999 fiscal year, without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

	Number of Shares	Aggregate Value

Mr. Smith	12,656	$234,136
Mr. Milroy	10,406	192,511
Mr. Bailey	10,406	192,511
Mr. Koebel	9,281	171,699
Mr. Tomczyk	1,250	23,125

These awards vest over a period of five to seven years dependent upon corporate performance, with the maximum that may vest in any single year under each award equal to 20 percent of the total number of shares subject to that award.

(5)

All other compensation includes: (i) 401(k) matching contributions by Shoreline under the Shoreline Profit-Sharing/401(k) Plan; and (ii) profit-sharing contributions by Shoreline under the Shoreline Profit-Sharing/401(k) Plan. The amounts included for each such factor for 1999 are:

	(i)	(ii)
Mr. Smith	$4,682	$9,265
Mr. Milroy	3,599	9,265
Mr. Bailey	2,988	9,265
Mr. Koebel	3,380	9,265
Mr. Tomczyk	--	--

          Shoreline's 1989 Stock Option Plan provides that options to purchase shares of Common Stock and related tax benefit rights may be granted to officers and other key employees of Shoreline and Shoreline Bank. Shoreline's 1996 Plan provides that stock options, restricted stock and tax benefit rights may be granted to officers and other key employees of Shoreline and Shoreline Bank. A stock option entitles the recipient to purchase shares of Common Stock for a specified period of time at a specified price. Subject to certain restrictions, the Committee determines who will be granted options, the number of shares subject to each option, the form of consideration that may be paid upon exercise of an option and other matters related to the plans. Tax benefit rights granted under the plans entitle a recipient to receive a cash payment upon the exercise of a related option. No tax benefit rights have been awarded under the plans. Restricted stock awarded under the 1996 Plan is subject to such terms, conditions and restrictions as the Committee may from time to time determine.

          The following tables set forth information concerning stock options exercised by the specified individuals during 1999 and options held by such individuals at December 31, 1999. No stock options were granted to the named executive officers during 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
Name	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable			Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable

Dan L. Smith	--	--	--	/	--	--	/	--
James R. Milroy	1,200	$16,953	12,449	/	--	$120,357	/	--
Richard D. Bailey, II	1,565	18,991	11,112	/	2,778	88,563	/	$22,141
Wayne R. Koebel	--	--	--	/	--	--	/	--
James E. Tomczyk	--	--	--		--	--		--

__________________________
(1)	The value of options is based on the trading value of Shoreline Common Stock of $18.50 per share as of the close of business on December 31, 1999.

          Shoreline adopted a defined benefit pension plan effective January 1, 1989. The plan was established through a merger of two separate defined benefit pension plans previously maintained by Inter-City Bank and Citizens Trust and Savings Bank. Executive officers of Shoreline or Shoreline Bank who satisfy certain eligibility requirements are participants in the plan. The plan provides no vesting until a participant has completed five years of credited service, at which time the participant becomes 100 percent vested. All participants in the plan receive credit for vesting purposes for all periods of prior service with Inter-City or Citizens. The Code imposes certain limitations on the amount of compensation that may be considered in determining benefits payable and that may actually be paid under qualified defined benefit plans. In 1995, Shoreline adopted a nonqualified supplemental pension plan applicable to certain executive officers and management employees of Shoreline, including Mr. Smith and Mr. Koebel. Under the supplemental pension plan, participants will receive supplemental retirement benefits equal to the difference between the benefits to which they are entitled under the qualified pension plan and the benefits to which they would have been entitled under that plan if those benefits were based on compensation including compensation deferred by the participant and if the limits on compensation and benefits specified in the Code did not apply.

          The following table illustrates the projected combined annual pension benefit payable under the qualified pension plan and the supplemental pension plan to Shoreline's executive officers upon retirement at age 65 at the annual levels of average remuneration and years of service indicated:

PENSION PLAN TABLE
Average Remuneration	Years of Service
	10	15	20	25	30 or More
$100,000	$ 13,350	$ 20,025	$ 26,700	$ 133,375	$ 40,050
150,000	20,350	30,525	40,700	50,875	61,050
200,000	27,350	41,025	54,700	68,375	82,050
250,000	34,350	51,525	68,700	85,875	103,050
300,000	41,350	62,025	82,700	103,375	124,050
350,000	48,350	72,525	96,700	120,875	145,050
400,000	55,350	83,025	110,700	138,375	166,050
450,000	62,350	93,525	124,700	155,875	187,050
500,000	69,350	104,025	138,700	173,375	208,050

          As of March 6, 2000, Mr. Smith had 30 years of service under the plans, Mr. Milroy had ten years of service under the qualified plan, Mr. Bailey had six years of service under the qualified plan, Mr. Koebel had 22 years of service under the plans and Mr. Tomczyk had one year of service under the qualified plan. Pension benefits under the plans are payable monthly under a 10 year certain and life annuity. Participants may elect upon retirement to receive a lump-sum payment equal to the present value of benefits payable under the plans. Benefits are based on the average of the highest compensation received by a participant during any period of five consecutive years within the last 10 years prior to the participant's retirement ("average remuneration"). The compensation covered by the plans is the participant's gross salary, wages and other compensation, including any elective deferrals that are excluded from gross income. Covered compensation for the five individuals named in the Summary Compensation Table is substantially the same as the aggregate amount reported as "Annual Compensation" in that table.

          The benefits shown in the above table are based upon 0.75 percent of a participant's average remuneration, multiplied by the number of the participant's years of credited service for benefits (subject to a maximum of 30 years), plus 0.65 percent of the participant's excess average remuneration (determined by reference to the Social Security wage base), multiplied by the number of the participant's years of credited service for benefits (subject to a maximum of 30 years). The above benefits are not reduced by primary Social Security payments.

          Dan L. Smith, James R. Milroy, Richard D. Bailey, II and Wayne R. Koebel have employment agreements with Shoreline. Under these agreements, each individual is to serve Shoreline and Shoreline Bank in his present capacities. Salaries under the agreements are to be determined by the Committee and may be paid either by Shoreline or Shoreline Bank. The individual's salary may not be reduced without his consent, except pursuant to a general decrease in the salaries of all senior officers of Shoreline. Upon termination of his employment by Shoreline without "cause" or by the individual for "good reason" (as these terms are defined in the agreements), the individual is entitled to receive monthly severance payments equal to the average of his aggregate monthly cash compensation received from Shoreline and Shoreline Bank during the five fiscal years preceding termination, any bonus that was or would have been accrued by Shoreline or Shoreline Bank on the date of termination and continued participation in the employee benefit plans of Shoreline or Shoreline Bank for the period during which severance payments are required to be made. Under Mr. Smith's agreement, such severance payments are payable for a number of months equal to the number of years Mr. Smith has been employed by Shoreline or any of its subsidiary banks. Under the agreements with Messrs. Milroy, Bailey and Koebel, such severance payments are payable for a minimum of 36 months only if termination occurs within three years following a change in control of Shoreline.

          During 1999, Shoreline and Shoreline Bank compensated their respective directors at the rate of $7,500 per year, and directors who were not executive officers of Shoreline or Shoreline Bank also received $450 per regular board meeting attended and $450 per committee meeting attended, except that committee chairmen received $500 per committee meeting attended. Shoreline Bank has entered into deferred compensation agreements with certain of its directors under which payments will be made to these directors after their retirement.

          Shoreline adopted a Director's Deferred Compensation Plan effective July 1, 1996. Under that plan, directors of Shoreline or Shoreline Bank who are not employees of Shoreline or Shoreline Bank may elect at the beginning of each year to defer payment of either all or 50 percent of any fees payable to them for service as directors of Shoreline or Shoreline Bank during the year. Amounts deferred under the plan are payable, at the election of each director, to the director or his or her designated beneficiary in a lump sum within 30 days of the date of termination as a director, in a lump sum on a date determined by the director not to exceed six years after the date of termination as a director or in five annual installments beginning on the first anniversary of the date of termination as a director.

Certain Relationships and Related Transactions

          Directors and officers of Shoreline and their associates were customers of and had transactions with Shoreline Bank in the ordinary course of business between January 1, 1999, and March 6, 2000. It is anticipated that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

          During 1999, Shoreline and Shoreline Bank paid legal fees to the law firms of Desenberg & Colip, P.C., of which Mr. Desenberg is a shareholder, and Varnum, Riddering, Schmidt & Howlett LLP, of which Mr. Huff is a partner. The fees paid by Shoreline and Shoreline Bank to each of these firms did not exceed five percent of the applicable firm's gross revenues for its last full fiscal year.

Independent Public Accountants

          The Board of Directors has again selected Crowe, Chizek and Company LLP, certified public accountants, as Shoreline's principal accountant for 2000. A representative of Crowe, Chizek and Company LLP is expected to be present at the annual meeting, will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

Proposals of Shareholders

          Proposals of shareholders that are intended to be presented at the annual meeting in 2001 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by Shoreline for consideration by November 21, 2000. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8. All other proposals of shareholders that are intended to be presented at the annual meeting in 2001 must be received by Shoreline by February 4, 2001 or they will be considered untimely.

Form 10-K Report Available

          Shoreline's Annual Report on Form 10-K to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided without charge to shareholders upon written request. Requests should be directed to Mr. Wayne R. Koebel, Executive Vice President, Chief Financial Officer and Treasurer, Shoreline Financial Corporation, 823 Riverview Drive, Benton Harbor, Michigan 49022.

Appendix A

SHORELINE FINANCIAL CORPORATION

STOCK INCENTIVE PLAN OF 2000

SECTION 1

Establishment of Plan; Purpose of Plan

          1.1          Establishment of Plan.  The Company hereby establishes the Stock Incentive Plan of 2000 (the "Plan") for its corporate and Subsidiary directors, officers and other management employees. The Plan permits the grant or award of Options, Restricted Stock and Tax Benefit Rights.

          1.2          Purpose of Plan. The purpose of the Plan is to provide directors, officers and management employees of the Company and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and employees with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain directors, officers and employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

SECTION 2

Definitions

          The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Base Salary" means a Participant's total salary that would be paid to the Participant for a full year if the rate of salary in effect for such Participant at the date of grant of an Option were paid for a full year, regardless of whether such Participant has been or will be employed for the full year at that rate of salary.

          2.3          "Board" means the Board of Directors of the Company.

          2.4          "Change in Control," unless otherwise defined in an Incentive Award agreement, means:

          (a)          There has been an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act, provided that, without limitation, such a change in control shall be considered to have occurred if (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof (unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

          (b)          The Board has approved, authorized or agreed to any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets not in the ordinary course, or other business combination involving the Company or any Subsidiary

("Business Combination") and a Business Combination with such Person in fact occurs within one year after such approval, authorization or agreement;

          (c)          Public announcement by any Person expressing an intent to seek any Business Combination and a Business Combination with such Person in fact occurs within one year after such announcement; or

          (d)          Any complete liquidation or dissolution of the Company.

          2.5          "Code" means the Internal Revenue Code of 1986, as amended.

          2.6          "Committee" means a committee the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board and all of its members shall be "non-employee directors" as defined in Rule 16b-3 under the Act. The Board, in its discretion, may also require that members of the Committee be "outside directors" as defined in the regulations under Section 162(m) of the Code.

          2.7          "Common Stock" means the common stock of the Company.

          2.8          "Company" means Shoreline Financial Corporation, a Michigan corporation, and its successors and assigns.

          2.9          "Competition" means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary. Such participation may be by way of employment, providing consulting services, or serving as a director or officer. Ownership of less than five percent of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be considered Competition.

          2.10          "Consensual Severance" means the voluntary termination of all employment by the Participant with the Company or any of its Subsidiaries that the Committee determines to be in the best interests of the Company.

          2.11          "Incentive Award" means the award or grant of an Option, Restricted Stock or Tax Benefit Right under the Plan.

          2.12          "Market Value" of any security on any given date means: (a) if the security is listed for trading on The Nasdaq Stock Market or one or more national securities exchanges, the last reported sales price on the date in question, or if the security shall not have been traded on the principal exchange on the applicable date, the last reported sales price on the first day before that date on which such security was so traded; (b) if the security is not so listed for trading but is traded in the over-the-counter market, the mean of highest bid and lowest asked prices for the security on the date in question, or if there are no bid and asked prices for the security on that date, the mean of the highest bid and lowest asked prices on the first day before that date on which such prices existed; or (c) if neither (a) nor (b) is applicable, the value as determined by any means considered fair and reasonable by the Committee, which determination shall be final and binding on all parties.

          2.13          "Normal Retirement" means the voluntary termination of all employment by a Participant after the Participant has attained 62 years of age, or such other age as may be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.14          "Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a non-qualified stock option.

          2.15          "Participant" means a non-employee director (with respect to Options issued to non-employee directors), an officer or other management employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

          2.16          "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          2.17          "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.18          "Restricted Stock" means Common Stock awarded to a Participant under Section 6 of the Plan.

          2.19          "Subsidiary" means any corporation or other entity of which fifty percent or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

          2.20          "Tax Benefit Right" means any right granted to a Participant under Section 7 of the Plan.

SECTION 3

Administration

          3.1          Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited by the Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and in this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitation set forth in Section 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

          3.3          Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then outstanding Incentive Awards to the same Participants.

SECTION 4

Shares Subject to the Plan

          4.1          Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be 250,000 shares of Common Stock; plus there shall be carried forward and available for Incentive Awards under the Plan all of the following (subject to adjustment as provided in Section 4.3): (a) shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full; and (b) shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Award. Such shares shall be authorized and may be either unissued or treasury shares or shares repurchased by the Company, including shares purchased on the open market.

          4.2          Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than one quarter of the total number of shares of Common Stock available for Incentive Awards set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan. The purpose of this Section 4.2 is to ensure that the Plan provides performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

          4.3          Adjustments.

          (a)          Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan, together with applicable exercise prices, as well as the number of shares available for issuance under the Plan, shall be adjusted appropriately. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

          (b)          Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards and reserves for Incentive Awards under this Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

Options

          5.1          Grant. A Participant may be granted one or more Options under the Plan. Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may vary, among Participants and among Options granted to the same Participant, any and all of the terms and conditions of the Options granted under the Plan. Subject to Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may designate whether or not an Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options.

          5.2          Grants to Non-employee Directors. All non-employee directors of the Company and each of its Subsidiaries who are serving on the applicable date shall automatically receive annually, on the date of the close of the annual meeting of shareholders for the Company or the applicable Subsidiary, an Option to purchase a number of shares of Common Stock that have a Market Value on the date of grant equal to the annual cash retainer fees payable to a director of the Company or the applicable Subsidiary in effect on the date of grant; provided, that if the same individual serves as a director of the Company and/or one or more of its Subsidiaries, such individual shall receive only one Option to purchase a number of shares of Common Stock that have a Market Value on the date of grant equal to the amount of the single highest retainer fee then in effect paid by the Company and/or the applicable Subsidiary or Subsidiaries. Such Options shall be issued for a term of 5 years using a form of agreement substantially similar to the standard form of Option agreement established by the Committee for employee Participants, adjusted as necessary due to the recipient's status as a non-employee director. These formula grant provisions for non-employee directors may be amended by the Board of Directors not more than once every six months, other than to comply with changes to the Code, the Act or the rules thereunder. Non-employee directors may pay the exercise price in any manner permitted for exercises by other Participants. Options granted to non-employee directors of the Company shall not qualify as incentive stock options.

          5.3          Option Agreements. Each Option shall be evidenced by an Option agreement containing the terms and conditions applicable to the Option. To the extent not covered by the Option agreement, the terms and conditions of this Section 5 shall govern.

          5.4          Option Price.  Except for Options intended to qualify as incentive stock options, the per share Option price shall be determined by the Committee. The per share Option price for any Option intended to qualify as an incentive stock option shall be equal to or greater than 100 percent of the Market Value of Common Stock on the date of grant.

          5.5          Medium and Time of Payment. The exercise price for each share purchased pursuant to an Option granted under the Plan shall be payable in cash or, if the Committee consents or provides otherwise in the applicable Option agreement, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise of that or any other Option). The time and terms of payment may be amended before or after exercise of an option (a) by the Committee in its sole discretion, if the terms of such amendment are more favorable to the Participant, or (b) in all other cases, with the consent of the Participant. The Committee may from time to time authorize payment of all or a portion of the Option price in the form of a promissory note or installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

          5.6          Options Granted to Ten Percent Shareholders. No Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Option provides an exercise price equal to at least one hundred ten percent of the Market Value of the Common Stock and the exercise of the Option after the expiration of five years from the date of grant of the Option is prohibited by its terms.

          5.7          Limits on Exercisability. Except as set for in Sections 5.2 and 5.6, Options shall be exercisable for such periods as may be fixed by the Committee. Options intended to qualify as incentive stock options shall have terms not to exceed ten years from the grant date. The Committee may in its discretion require a Participant to continue service with the Company and its Subsidiaries for a certain length of time prior to an Option becoming exercisable and may eliminate such delayed vesting provisions. At the time of the exercise of an Option, the holder of the Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof.

          5.8          Transferability.

          (a)          General. Unless the Committee otherwise consents (before or after the Option grant) or unless the terms of the Option agreement provide otherwise, no Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Unless transfer is permitted, all Options granted to a Participant during the Participant's lifetime shall be exercisable during the Participant's lifetime only by such Participant, his guardian, or legal representative.

          (b)          Other Restrictions. The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as it considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          5.9          Termination of Employment or Director or Officer Status.

          (a)          General. If a Participant ceases to be employed by or ceases to be a director or officer of the Company or one of its Subsidiaries for any reason other than the Participant's death, disability, termination for cause, or any additional provision as determined by the Committee, the Participant may exercise an Option only for a period of 90 days after such termination of employment or officer status, but only to the extent the Participant was entitled to exercise the Option on the date of termination, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise. For purposes of the Plan, the following shall not be considered a termination of employment or termination as an officer: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to re-employment is guaranteed either by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as an officer or director. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death. If a Participant dies either while a director, officer or employee of the Company or one of its Subsidiaries or after the termination of employment or director status other than for cause but during the time when the Participant could have exercised an Option under the Plan, the Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for a period of 90 days after the Participant's death, but only to the extent that the Participant was entitled to exercise the Option on the date of death or termination of employment or director status, whichever first occurred, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (c)          Disability. If a Participant ceases to be a director, officer or employee of the Company or one of its Subsidiaries due to the Participant's disability, the Participant may exercise an Option for a period of one year following such termination of employment or director status, but only to the extent the Participant was entitled to exercise the Option on the date of such event, unless the Committee otherwise consents or the terms of the Option agreement provide otherwise.

          (d)          Additional Provisions in Option Agreements. The Committee may, in its sole discretion, provide provisions in any Option agreement entered into with a Participant permitting or by resolution approve the Participant to exercise any outstanding options upon termination due to Normal Retirement or Consensual Severance for a period of time after such termination as may be determined by the Committee, provided that (i) such period may not extend beyond the earlier of three years after the date of termination or the date on which the Options expire by their terms, (ii) the Participant may exercise the Option only to the extent the Participant was entitled to exercise the Option on the date of termination, and (iii) the Participant shall have no further right to exercise any Options after termination due to Normal Retirement or Consensual Severance if the Committee determines the Participant has entered into Competition with the Company.

          (e)          Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any outstanding unexercised Option issued under the Plan.

          (f)          Suspension of Exercisability. If the Participant receives notice from the Company that the Participant may be terminated for cause, the Participant shall have no right to exercise any Options previously granted for a period of sixty days from the receipt of such notice. If the Participant is terminated for cause within such sixty-day period, the Participant shall have no further right to exercise any Option previously granted. If the Participant is not terminated for cause within the sixty-day period, the provisions of the Option agreement and the Plan shall continue to apply to the exercisability of the Participant's Options.

SECTION 6

Restricted Stock

          6.1          Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate.

          6.2          Restricted Stock Agreements. Each award of Restricted Stock shall be evidenced by a Restricted Stock agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee from time to time determines.

          6.3          Termination of Employment or Director or Officer Status. Unless the Committee otherwise consents (before or after the grant of Restricted Stock) or unless the restricted stock agreement or grant provides otherwise:

          (a)          General. If a Participant ceases to be employed by the Company or one of its subsidiaries, or ceases to be an officer of the Company or one of its subsidiaries for any reason other than the Participant's death, disability, or any other additional provisions as determined by the Committee, then any shares of Restricted Stock still subject to restrictions on the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be deemed a termination of employment or termination as an officer: (i) a transfer of employment among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided the employee's right to re-employment is guaranteed either by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as an officer or director. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death or Disability. Unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates employment with the Company or any subsidiary because of death or disability during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate and all shares of Restricted Stock shall automatically vest as of the date of termination.

          (c)          Additional Provisions as Determined by Committee. The Committee may, in its sole discretion, provide provisions in any Restricted Stock agreement permitting or by resolution approve vesting of all or part of any Restricted Stock awarded to a Participant upon termination due to Normal Retirement or Consensual Severance.

          6.4          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement provide otherwise, shares of Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period other than to the Company pursuant to Section 6.3 or 6.4(b) or by will or the laws of descent and distribution.

          (b)          Surrender to the Company. If any sale, exchange, transfer, pledge or other disposition, voluntary or involuntary, of Restricted Stock that has not vested shall be made or attempted during the Restricted Period, except as provided above in Sections 6.3 and 6.4(a), the Participant's right to the Restricted Stock shall immediately cease and terminate, and the Participant shall promptly forfeit and surrender to the Company all such Restricted Stock.

          (c)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          6.5          Change in Control

          (a)          Acceleration of Vesting. Subject to the provisions of Section 6.5(b), if a Change in Control of the Company shall occur, then all outstanding Restricted Stock shall immediately become fully vested and nonforfeitable.

          (b)          Limitation on Change in Control Payments. In the Restricted Stock agreements entered into with a Participant, the Committee may, in its sole discretion, provide that if the acceleration of the vesting of Restricted Stock as provided in Section 6.5(a), together with any other payments that such Participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the number of shares which shall become immediately fully vested and nonforfeitable under Section 6.5(a) may be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

          6.6          Rights as a Shareholder. During the Restricted Period, a Participant shall have all rights of a shareholder with respect to shares of Restricted Stock, including (a) the right to vote any shares at shareholders' meetings; (b) the right to receive, without restriction, all cash dividends paid with respect to such Restricted Stock; and (c) the right to participate with respect to such Restricted Stock in any stock dividend, stock split, recapitalization or other adjustment in the Common Stock of the Company or any merger, consolidation or other reorganization involving an increase or decrease or adjustment in the Common Stock of the Company. Any new, additional or different shares or other security received by the Participant pursuant to any such stock dividend, stock split, recapitalization or reorganization shall be subject to the same terms, conditions and restrictions as those applicable to the shares of Restricted Stock to which such shares relate.

          6.7          Deposit of Certificates; Legending of Restricted Stock.

          (a)          Deposit of Certificates. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall be registered in the name of the relevant Participant and deposited, together with a stock power endorsed in blank, with the Company. In the discretion of the Committee, any such certificates may be deposited in a bank designated by the Committee or delivered to the Participant. Certificates for shares of Restricted Stock that have vested shall be delivered to the Participant upon request within a reasonable period of time. The Participant shall sign all documents necessary or appropriate to facilitate such delivery.

          (b)          Legend. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Shoreline Financial Corporation Stock Incentive Plan of 2000 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

SECTION 7

Tax Benefit Rights

          7.1          Grant. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Options and provide certain tax benefits to the Company. A Tax Benefit Right entitles a Participant to receive from the Company or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a non-

qualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus any other applicable state and local tax against which the Company is entitled to a deduction or credit by reason of exercise of the Option or the disqualifying disposition.

          7.2          Restrictions. A Tax Benefit Right may be granted only with respect to a stock option issued and outstanding or to be issued under the Plan or any other plan of the Company or its Subsidiaries that has been approved by the shareholders as of the date of the Plan and may be granted concurrently with or after the grant of the stock option. Such rights with respect to outstanding stock options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the Participant's existing stock options.

          7.3          Terms and Conditions. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to stock options under the Plan or any other plan of the Company. The Committee may amend, cancel, limit the term of or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related stock option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the stock option price, unless otherwise provided by the Committee.

SECTION 8

General Provisions

          8.1          No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award, and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards. The terms and conditions of the Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

          8.2          Withholding. The Company or a Subsidiary shall be entitled to (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award or any action relating to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

          8.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to applicable laws, rules and regulations and to the requirement that if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          8.4          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards and such arrangements may be either generally applicable or applicable only in specific cases.

          8.5          No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

          8.6          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          8.7          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          8.8          Change in Control. Without in any way limiting the Committee's discretion, the Committee may include in any Incentive Award, resolution or other contract provisions for acceleration of any vesting or other similar requirements or for the elimination of any restrictions upon Incentive Awards upon a Change in Control of the Company. The Committee may also include in any Incentive Award, resolution or other contract provisions for Participants to receive cash in lieu of outstanding Stock Options upon a Change in Control of the Company.

SECTION 9

Termination and Amendment

          The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 10

Effective Date and Duration of the Plan

          This Plan shall take effect May 4, 2000 subject to approval by the shareholders at the 2000 Annual Meeting of Shareholders or any adjournment thereof or at a special meeting of shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under this Plan after May 3, 2010.

LOGO

SHORELINE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 4, 2000
3:00 p.m.

MENDEL CENTER AT LAKE MICHIGAN COLLEGE
2755 E. Napier Avenue
Benton Harbor, Michigan

SHORELINE FINANCIAL CORPORATION 823 Riverview Drive Benton Harbor, Michigan 49022	PROXY

This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy and for approval of the Stock Incentive Plan of 2000. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.

The undersigned shareholder appoints Dan L. Smith, James R. Milroy and Wayne R. Koebel, or any of them, each with the power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act, with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of Shoreline Financial Corporation referred to on this proxy and at any adjournment of that meeting, on all matters that come before the meeting.

IMPORTANT! - PLEASE DATE AND SIGN THE OTHER SIDE.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Shoreline Financial Corporation, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

- Please detach here -

Your Board of Directors recommends a vote FOR all nominees and
FOR approval of the Stock Incentive Plan of 2000.
1. Election of Directors:	01 Louis A. Desenberg 02 James R. Milroy 03 Jeffery H. Tobian	[ ] FOR all nominees listed (except as indicated below)	[ ] WITHHOLD AUTHORITY to vote for all nominees

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided to the right.)
2. Approval of Stock Incentive Plan of 2000:	[ ] FOR [ ] AGAINST [ ] ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box [ ] Indicate changes below:

Dated: ______________________, 2000

Signature(s) in Box
Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.